Registration No. 333-29361

===============================================================================

                      SECURITIES AND EXCHANGE COMMISSION
                             Washington D.C. 20549

                                   FORM S-1

           POST-EFFECTIVE AMENDMENT NO. 1 TO REGISTRATION STATEMENT
                       UNDER THE SECURITIES ACT OF 1933

                          HANOVER GOLD COMPANY, INC.
            (Exact name of registrant as specified in its charter)

      Delaware                       1041                     11-2740461
(State or other jurisdic-      (Primary Standard            (IRS Employer
tion of incorporation or     Industrial Classifica-         Identification
organization)                  tion Code Number)              Number)


                      1000 Northwest Boulevard, Suite 100
                          Coeur d'Alene, Idaho 83814
                                (208) 664-4653
        (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                                 James A. Fish
                Chairman, President and Chief Executive Officer
                          Hanover Gold Company, Inc.
                      1000 Northwest Boulevard, Suite 100
                          Coeur d'Alene, Idaho 83814
                                (208) 664-4653
           (Name, address, including zip code, and telephone number,
                    including area code, of agent for service)

                                   Copy to:
                           Douglas J. Siddoway, Esq.
                            Randall & Danskin, P.S.
                         1500 Seafirst Financial Center
                           601 West Riverside Avenue
                          Spokane, Washington  99201
                                (509) 747-2052

     Approximate date of commencement of the proposed sale of the securities to the public: As soon as practicable following the effective date of this registration statement.
     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1993, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [ ]
     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ].
     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]
     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

                     CALCULATION OF REGISTRATION FEE
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
                                                                      Proposed
Title of each class                             Proposed              maximum
of securities to be      Amount to be        maximum offering    aggregate offering       Amount of
   registered             registered          price per unit           price          registration fee
------------------------------------------------------------------------------------------------------
Common Stock,             See Explanatory     See Explanatory     See Explanatory      See Explanatory
$0.0001 par value           Note                Note                Note                 Note


                              EXPLANATORY NOTE

This post-effective amendment is filed pursuant to Item 512(a)(iii)(3) of Regulation S-K, solely for the purpose of withdrawing from registration 6,029,123 shares of common stock of Hanover Gold Company, Inc. ("Hanover") remaining unsold following termination of the offering made pursuant to its joint proxy statement/prospectus dated August 15, 1997.

Hanover is an exploration stage mining company that holds significant mining claims and leases in the Alder Gulch area of the historic Virginia City Mining District of southwestern Montana. Its efforts, at least since 1995, have been aimed at consolidating its land position in the district in order to facilitate continued exploration and development, and to make its holdings more attractive to potential development partners such as major mining companies.

In September 1997, as part of this consolidation effort, Hanover acquired Easton Pacific and Riverside Mining Company ("Easton-Pacific") in a stock-for-stock transaction; each share of Easton-Pacific capital stock was surrendered in exchange for 6.721656 shares of Hanover common stock, following which Easton-Pacific was merged into Hanover. In conjunction with this transaction, Hanover prepared and filed a registration statement on Form S-1 under the Securities Act (Commission File No. 33-29361, effective August 15, 1997) which included a joint proxy statement/prospectus. The joint proxy statement/prospectus constituted a prospectus of Hanover with respect to the offer and sale of the following securities:

1. 7,000,000 shares of common stock offered by Hanover to the Easton-Pacific shareholders in connection with the merger of Easton-Pacific into Hanover.

2. Up to 2,000,000 shares of common stock offered by Hanover for sale for cash at prices equal to or possibly exceeding current market prices of the common stock as of the dates of sale. These sales were to have been made by affiliates of Hanover on a best efforts basis, none of whom would receive any commission, bonus or other form of remuneration or payment.

3. Up to 6,561,248 shares of common stock previously issued by Hanover or issuable upon the exercise of outstanding stock options, offered for resale by their owners (the "Selling Stockholders") during the twelve month period commencing with the date of the joint proxy statement/prospectus, in the over-the-counter market, in other permitted public sales or in privately negotiated transactions, at market prices or at negotiated prices. Some of these shares were previously registered by Hanover for resale pursuant to a registration statement Form S-1 under the Securities Act (Commission File No. 33-3882, effective September 3, 1996) and were included in the August 1997 joint proxy statement/prospectus in reliance on Rule 429.

The 7,000,000 shares of Hanover common stock offered to the Easton-Pacific shareholders in connection with the merger of Easton-Pacific into Hanover were issued effective September 30, 1997, being the date articles of merger were filed in Montana and Delaware.

The 2,000,000 shares offered by Hanover for cash were sold at various times during the period from August 15, 1997 through February 12, 1998, at prices ranging from $0.40 per share to $1.25 per share. Hanover recieved $1,843,150 from the sale of these shares, which was used as working capital.

Based on information obtained from the registrar and transfer agent of its common stock, Hanover reasonably believes that 532,095 of the 6,561,248 shares of common stock offered for resale by the Selling Shareholders pursuant to the joint proxy statement/prospectus have been sold as of the date of this amendment, and that 6,029,153 shares remain unsold. Management and the board of directors have concluded that Hanover has fulfilled its contractual obligations to the Selling Shareholders with respect to the registration of such shares for resale, and that the continued offer and sale of the securities pursuant to the registration statement and related prospectus is no longer consistent with the its business objectives.

Management and the board of directors have also concluded that the significant decline in world gold prices and the commensurate decline in the market price of Hanover's common stock have reduced the Selling Shareholders' overall needs for liquidity, and that, in any event, those Selling Shareholders desiring to sell their shares are now eligible to do so pursuant to the exemption from registration afforded by Section 4(1) of the Securities Act and Rule 144 adopted thereunder. For these reasons, the board of directors of the company adopted resolutions, dated March 2, 1998, authorizing the withdrawal from registration of the 6,029,153 shares of common stock remaining unsold at such date.

                                  SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this amendment to registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Spokane, State of Washington, on March 10, 1998.

                                   HANOVER GOLD COMPANY, INC.

                                   By:   /s/ James A. Fish*
                                        -----------------------------------
                                        its Chairman, President
                                        and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this amendment to registration statement has been signed below by the following persons on behalf of the registrant and in the capacities and on the dates indicated.

By:   /s/ Neal A. Degerstrom
     -----------------------------------
     a Director
     Date: March 10, 1998

By:   /s/ Robinson Bosworth III
     -----------------------------------
     a Director
     Date: March 11, 1998

By:
     -----------------------------------
     Karl E. Elers, a Director
     Date: March __, 1998

By:  /s/ Laurence Steinbaum
     -----------------------------------
     a Director
     Date: March 11, 1998

By:
     -----------------------------------
     Tim Babcock, a Director
     Date: March __, 1998

By:  /s/ Wayne Schoonmaker
     -----------------------------------
     its Principal Financial and
       Accounting Officer
     Date: March 11, 1998